Filed Pursuant to Rule 433

Registration No. 333-182215

**PXING DETAILS** $500MM+ FIFTH THIRD BANK (FITAT) 2013-A PRIME AUTO LOANS

SOLE BOOKRUNNER	: Credit Suisse

PUBLIC/SEC Registered

Co-Lead Manager	: BC

CLS	SIZE	WAL	S&P/M	L. FINAL	BNCH		SPRD	YLD	CPN	$ PRICE
A-1	114.000	0.32	A-1+/P-1	04/15/14				0.22		100-00
A-2	155.000	1.15	AAA/Aaa	01/15/16	EDSF	+	9	0.457	0.45	99.99248
A-3	157.000	2.40	AAA/Aaa	09/15/17	IntS	+	15	0.613	0.61	99.99472
A-4	55.250	3.54	AAA/Aaa	04/15/19	IntS	+	20	0.833	0.83	99.99457
B	10.000	3.63	A/A2	04/15/19	IntS	+	57	1.220	1.21	99.97548
C	8.754	3.63	BBB/Baa3	06/15/20	IntS	+	110	1.750	1.74	99.98718

Expected Settle:	03/28/13	ERISA Eligible:	Yes
Expected Ratings:	S&P, Moody’s	Minimum Denoms:	$1k by $1k
First Pay Date:	04/15/13	Highlights:	WA FICO 800
Bill & Deliver:	Credit Suisse	Timing:	Priced
IntexNet Dealname:	csffitat_2013_1	Password:	XKX9
NetRoadshow Link:	www.netroadshow.com	Entry Code:	fitat2013

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, CREDIT SUISSE WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL FREE 1-800-221-1037.